UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 6, 2007

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2007, the Compensation and Incentives Committee of the Board of Directors of Denny's Corporation approved and adopted a long-term growth incentive program (the "LTGI Program") in which selected members of management, including the Company's executive officers, will participate. Under the LTGI Program, which is offered pursuant to the Denny's Corporation 2004 Omnibus Plan, participants may earn performance shares and performance units at 0% to 200% of a target award amount depending on achievement of goals for 2007 systemwide revenues and cash available to reduce debt. Target awards will be one-half in performance shares (which are payable in shares of common stock of the Company) and one-half in performance units (which are payable in cash). Earned performance shares and units vest over a three year period in annual increments of 15%, 35%, and 50%, respectively. The occurrence of certain qualifying termination events during the performance or vesting periods will result in the earning of pro rata award amounts and/or accelerated or continued vesting. One-half of the performance shares earned must be held by participants until termination of their employment from the Company. For executive officers, target awards under the LTGI Program will range from 80% of base salary for senior officers to 200% of base salary for the chief executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: March 12, 2007	/s/ Rhonda J. Parish
Rhonda J. Parish
Executive Vice President,
Chief Legal Officer,
and Secretary